FOR IMMEDIATE RELEASE            For more information contact:

May 16, 2018                        Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 51 cents per share payable on July 2, 2018, to shareholders of record at the close of business June 15, 2018. Today’s declaration increases the total dividend paid in 2018 to $1.02 per share, a 2.0% increase from 2017 and is the Corporation's 30th consecutive year of increased regular dividends.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois and The Morris Plan Company of Terre Haute.